Exhibit 10.6

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is entered into as of the last date stated on the final page of this Agreement, by and between Bank First Corporation, including its successors and assigns (the “Company”), and Michael B. Molepske (“CEO”) (collectively the “parties”).

AGREEMENT:

1.	Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

a)	“Cause” means the termination of CEO’s employment because of:

(i)	the commission of any material act of dishonesty or disloyalty involving the Company;

(ii)	CEO’s commission of a crime that substantially relates to CEO’s position with the Company that has a material adverse effect on the Company;

(iii)	the willful engagement by CEO in conduct that is materially injurious to the Company; or

(iv)	any breach by CEO of any non-disclosure, non-competition, non-solicitation, or confidentiality agreement that CEO may have with the Company.

b)	“CIC” means Change of Control.

c)	“CIC Date” means the date on which the CIC Event is consummated.

d)	“CIC Event” means a change of control of the Company whereby:

(i)	any corporation, person, or other entity, including a group, becomes the beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

due to the consummation of a merger, reorganization or consolidation of the Company, the shareholders of the Company immediately prior to the merger, reorganization or consolidation no longer own 51% or more of the combined voting power of the merged, reorganized or consolidated company;

(iii)

due to the sale, transfer, or other disposition of all or substantially all of the assets of the Company, the shareholders of the Company immediately prior to the sale, transfer or other disposition of assets no longer own 51%

or more of the combined voting power of the entity to which assets were sold or transferred;

(iv)	a plan of liquidation of the Company is consummated; or

(v)

within any two (2) year period, a majority of the Company’s Board of Director positions are no longer held by the same directors, other than as a result of any settlement of a proxy contest or attempt to avoid a proxy contest.

e)	“CIC Period” means the time period beginning on the CIC Date and ending on the first anniversary thereof.

f)	“Date of Termination” means the date on which CEO has a separation of service with the Company.

g)	“Good Reason” means any of the following:

(i)	a material reduction in CEO’s base salary or long-term incentive compensation;

(ii)	a material reduction in CEO’s authority, duties, or responsibilities;

(iii)	CEO is required to be based at any office or location that is more than twenty-five (25) miles from the location where CEO was principally employed immediately preceding the CIC Date; or

(iv)	a material breach of this Agreement by the Company.

CEO’s right to terminate employment for Good Reason shall not be affected by CEO’s incapacities due to mental or physical illness and CEO’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that CEO must provide at least ninety (90) days prior written notice of termination of employment. Good Reason shall not be deemed to exist under this Agreement unless CEO gives CEO’s notice of termination, as provided in Section 11, to the Company within sixty (60) days following CEO’s knowledge of an event constituting Good Reason, and the Company does not materially correct or cure such event(s) or act(s), if curable, within thirty (30) days. The Company may, in its sole discretion, immediately relieve CEO of any further job responsibilities and release CEO earlier than the date of termination stated in the notice of termination.

h)	“Restricted Area” means within twenty-five (25) miles from the location where CEO was principally employed immediately preceding the Date of Termination.
i)	“Restricted Industry” means (i) retail or commercial banks and (ii) credit unions.

j)	“Restricted Period” means eighteen (18) months.

2.Obligations of CEO. During CEO’s employment with the Company, CEO shall devote CEO’s best efforts and attention, on a full-time basis, to the performance of the duties required of CEO as an employee of the Company. CEO shall provide such services using such care and attention as would be taken by a competent and prudent person in a like position of employment under similar circumstances. CEO shall have such authority and responsibility reasonably commensurate with CEO’s  job title as may be assigned to CEO from time-to-time by the Company in its sole discretion. CEO agrees to be bound by and comply with all policies, procedures, rules and regulations of the Company, including but not limited to those set forth in any compliance policy adopted by the Company or set forth in its employee handbook or manual, as may be amended by the Company in its sole discretion. CEO further agrees that CEO shall at all times during CEO’s employment with the Company act in compliance with all federal, state and local laws, regulations and ordinances

3.Termination During the CIC Period. The Company may terminate CEO during the CIC Period, with or without cause.  CEO may terminate CEO’s employment during the CIC Period for Good Reason or without Good Reason.

4.Obligations of the Company Upon Termination of the Chief Executive Officer During the CIC Period.  If the Company terminates CEO without Cause, or CEO terminates CEO’s employment for Good Reason during the CIC Period, the Company shall pay to CEO the following:

a)	A lump sum cash payment equal to three times CEO’s base salary in effect on the Date of Termination; plus

b)	A cash bonus equaling the average of the previous three years’ bonus amounts; plus

c)	Reimbursement of health insurance continuation coverage premiums for a period of three (3) years.

The payments described in (a) and (b) will be paid to CEO in a single lump sum within twenty (20) business days following receipt by the Company of the Release contemplated by Section 12 hereof and the expiration of any applicable review, revocation, and/or waiting periods; provided that, if the thirty (30) day period CEO has in which to execute the Release, as set forth in Section 12, spans two calendar years, the payments shall not be made prior to the first day of the second calendar year.  Reimbursement of the health insurance continuation coverage premiums will be made in monthly installments.

5.Termination for Cause or for Other Than Good Reason.  If CEO is terminated by the Company for Cause, or if CEO terminates CEO’s employment for something other than Good Reason, then:

a)	the Agreement shall terminate without further obligation by the Company, other than to pay to CEO all salary and benefits owed to CEO prior to the Date of Termination; and
b)

CEO shall not, during the Restricted Period, directly or indirectly, (i) prepare to engage, or engage, in competition with the Company within the Restricted Area related to the Industry or (ii) acquire direct or indirect interest, or an option to acquire such an interest, in a company engaged in competition with the Company in the Restricted Area (other than an interest of not more than five percent (5%) of the outstanding stock of any company which is publicly traded on a national stock exchange or the over-the-counter market).

CEO acknowledges that a breach or threatened breach by CEO of this Section 5 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, CEO agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, specific performance, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.

6.Restricted Stock.  All unvested stock awards would automatically vest on the CIC Date.

7.Withholding Taxes. The Company may withhold from all payments due to CEO (or CEO’s beneficiary or estate) hereunder all taxes or deductions that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8.Reimbursement of Expenses. The parties shall bear their own costs and attorneys’ fees incurred in connection with the preparation and execution of the Agreement. In any action that is brought to enforce or interpret this Agreement, the substantially prevailing party shall be entitled to recover its or CEO’s reasonable attorneys’ and paralegal fees and expenses incurred in connection therewith, unless otherwise prohibited by law. In any such action, CEO waives all claims or defenses that the Company has an adequate remedy at law, and CEO shall not urge, in any such action or proceeding, the claim or defense that such a remedy at law exists.

9.Scope of Agreement/At-Will Employment. Nothing in this Agreement shall be deemed to entitle CEO to continued employment with the Company. CEO acknowledges that CEO is an at-will employee of the Company, meaning that either CEO or the Company can terminate the employment relationship at any time, with or without cause, and that this Agreement shall not change or affect CEO’s at-will status with the Company. If CEO’s employment with the Company shall terminate prior to a CIC, CEO shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of CEO’s employment during the CIC Period shall be subject to all of the provisions of this Agreement.

10.Successors; Binding Agreement. The rights and obligations of CEO hereunder are not assignable or delegable, and any prohibited assignment or delegation will be null and void. The Company may, without the prior consent of CEO, assign this Agreement to any successor of the Company, or in connection with any merger, consolidation, share exchange, combination, sale of stock or assets or similar transaction. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company.

11.Notice.

a)

For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier on the next business day after deposit with the courier service, or if mailed, three business days after mailing if sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to CEO:Michael B. Molepske

P.O. Box 303

Manitowoc, WI 54221-0303

If to the Company:Bank First Corporation

c/o Kelly M. Dvorak, Registered Agent

General Counsel/Corporate Secretary

402 N. 8th St.

Manitowoc, WI 54220

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b)

A written notice of CEO’s date of termination by the Company or CEO, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of CEO’s employment under the provision so indicated and (iii) specify the Date of Termination. The failure by CEO or the Company to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of CEO or the Company hereunder or preclude CEO or the Company from asserting such fact or circumstance in enforcing CEO’s or the Company’s rights hereunder.

12.Full Settlement; Resolution of Disputes. The Company’s obligation to make any severance payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu of and in full settlement of all other severance payments to CEO under any other severance or employment agreement between CEO and the Company, and any severance plan of the Company. Furthermore, the Company’s obligation to make any severance payments provided for in this Agreement under Section 4, is expressly conditioned and contingent upon CEO releasing the Company, and its successors and assigns, from any and all claims, to the fullest extent legally permissible. Such release shall be substantially in the form attached hereto as Exhibit A and must be executed by CEO and become effective within thirty (30) days of CEO’s receipt of the Release in order for CEO to be entitled to any severance payments hereunder. The Company, as used in this Agreement, includes its respective predecessors, successors, assigns, and each of their directors, officers, managers, supervisors, employees, representatives, agents, insurers and attorneys and all persons acting, through, under or in concert with any of them.

The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against CEO or others.

In no event shall CEO be obligated to seek other employment or take other action by way of mitigation of the amounts payable to CEO under any of the provisions of this Agreement and such amounts shall not be reduced whether or not CEO obtains other employment.

13.Governing Law. The interpretation, construction, performance and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to the principle of conflicts of laws.

14.Jurisdiction; Venue. The parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Wisconsin located in Manitowoc County, Wisconsin, or the Federal District Court for the Eastern District of Wisconsin, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by CEO and by a duly authorized senior officer of the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The failure of any party to insist in anyone or more instances upon performance of any of the provisions of this Agreement, or to pursue any rights under this Agreement, shall not be construed as a waiver of any such provisions or relinquishment of any rights under this Agreement, or affect the validity of the Agreement or any part of the Agreement, or the right to enforce each and every provision of the Agreement in accordance with its terms. Except as otherwise specifically provided herein, the rights of, and benefits payable to, CEO, CEO’s estate or CEO’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, CEO, CEO’s estate or CEO’s beneficiaries under any other employee benefit plan or compensation program of the Company.

17.No Reliance. The Company and CEO hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as the Company or CEO has deemed appropriate in connection with their respective execution of this Agreement, (iv) has executed this Agreement voluntarily, (v) no promise, inducement or agreement, not herein expressed, has been made to CEO, and (vi) the terms of this Agreement are contractual and not mere recitals.

CEO HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL TO THE COMPANY AND THAT CEO HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL AND THAT IN EXECUTING THIS AGREEMENT CEO DOES NOT RELY AND HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT BY THE COMPANY OR ITS AGENTS, OTHER THAN THE STATEMENTS WHICH ARE CONTAINED WITHIN THIS AGREEMENT. CEO HAS BEEN AFFIRMATIVELY ADVISED TO SEEK LEGAL COUNSEL OF CEO’S OWN CHOOSING BEFORE SIGNING THIS AGREEMENT.

18.No Admissions. This Agreement shall not in any way be construed as an admission by the Company or its agents of any acts of discrimination or other improper conduct whatsoever against CEO or any other person, and the Company specifically disclaims any liability to or discrimination against CEO or any other person on the part of the Company and its employees and agents.

19.Section Headings. Section headings are inserted in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

20.Section 409(A). It is intended that any severance payment that may be due under this Agreement will not cause a violation of Section 409(A) of the Internal Revenue Service Code. Thus, notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement or any severance payment would result in the imposition of an applicable tax under Section 409(A), that Agreement provision or severance payment will be reformed to avoid imposition of the applicable Section 409(A) tax. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409(A).

21.Disclaimer. Nothing in this Agreement shall be construed to prohibit CEO from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.

22.Non-Disparagement.  At any time during CEO’s employment with the Company and following the termination of CEO’s employment, regardless of the reason for the termination or the manner in which CEO’s employment terminates, CEO agrees that CEO will not make any oral or written statements that disparage or damage the Company, or its business, services, shareholders, owners, officers, directors, board members, employees, or any dealings of any kind between CEO and the Company, to any other person or entity. Furthermore, CEO agrees that CEO will not make any oral or written statements or remarks that may disparage or damage the Company’s customers, vendors, or suppliers, which the Company did business with or had contractual dealings with during the course of CEO’s employment with the Company, including any of their shareholders, directors, officers, employees, owners and executives, or otherwise take any action which could reasonably be expected to adversely affect the personal, professional or business reputation of those entities or persons. For purposes of this Agreement, “disparage” shall mean any negative, false, or misleading statement, whether written or oral, about those entities or persons, its or their work product, or business operations.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and CEO has executed this Agreement, in each case as of the day and year set forth on this page.

BANK FIRST CORPORATION

BY:	/s/Kelly M. Dvorak

PRINTED NAME:	Kelly M. Dvorak

TITLE:	General Counsel/Corporate Secretary

DATE:	4/12/2022

CHIEF EXECUTIVE OFFICER (“CEO”)
BY:	/s/Michael B. Molepske
Michael B. Molepske

DATE:	4/12/2022

EXHIBIT A

RELEASE OF CLAIMS

[DO NOT SIGN UNLESS AND UNTIL CHANGE IN CONTROL AND TERMINATION]

FOR VALUABLE CONSIDERATION, including the payment to the undersigned CEO of certain termination or severance benefits pursuant to that certain Change of Control Agreement previously executed by and between CEO and Bank First Corporation, including its successors and assigns (the “Company”), CEO hereby freely and voluntarily makes this Release of Claims (“Release”).

1.Subject to the carve-out provisions set forth below, CEO, for CEO’s own behalf and on behalf of CEO’s heirs, personal representatives, executors, administrators, agents, and assigns, hereby forever and fully releases, acquits, and discharges the Company and each of its subsidiaries, affiliates, and divisions, officers, directors, shareholders, managers, agents, representatives, employees, attorneys, insurers, successors and assigns (collectively the “Released Parties”), of and from any and all claims, actions, suits, debts, expenses, accounts, covenants, contracts, agreements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, attorneys’ fees, court costs, demands or other liability or relief of any nature whatsoever arising prior to the execution of the Release, whether known or unknown, foreseen or unforeseen, fixed or contingent, brought at law, in equity, or before any administrative agency or department, that CEO ever had or now has, including but not limited to all matters arising out of or in any way relating to CEO’s employment by the Company or the termination of CEO’s employment. No rights or claims arising after the execution of this Release are waived hereby.

The above release provision includes, but is not limited to, those claims arising under (a) 42 U.S.C. §1981, (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000e, et. seq., (c) the Age Discrimination in Employment Act of 1967 (“ADEA”), (d) the Older Workers Benefit Protection Act (“OWBPA”), (e) the Americans with Disabilities Act, as amended by the Americans with Disabilities Act Amendments Act, (f) the Family and Medical Leave Act, (g) Wisconsin’s Fair Employment statutes and other statutes protecting civil rights, (h) Wisconsin’s wage and hour statutes, (i) the Fair Labor Standards Act, (j) the Employee Retirement Income Security Act (“ERISA”), except to the extent unrelated to CEO’s separation from employment to enforce any right to vested benefits, (k) any other federal, state, or local statutes or ordinances, (l) any and all tort or contract claims, including but not limited to breach of contract, breach of good faith and fair dealing, infliction of emotional distress, or wrongful termination or discharge, (m) and any and all claims which could have been alleged or pleaded in any litigation or other legal proceeding between CEO and any of the Released Parties by reason of, arising out of or in any way relating to CEO’s employment by the Company or the termination of CEO’s employment.

Nothing contained in this Release, including the release set forth above, is intended to or shall preclude or prohibit CEO from filing a claim or charge with the Equal Employment

Opportunity Commission (EEOC) or a corresponding state or local administrative body, or any other federal, state, or local governmental agency charged with enforcement of any law. CEO retains the right to participate in any such action; however, CEO shall not be entitled to any individual relief (monetary, equitable, or otherwise) as a result of any such claim, action, or charge. Furthermore, CEO retains the right to communicate with any governmental authority and such communication can be initiated by CEO or in response to the governmental authority and is not limited by any obligation CEO has under this Release or the Change of Control Agreement, including any nondisclosure or confidentiality provisions.

2.In the event CEO is forty (40) years of age or older, CEO understands that CEO is covered by the provisions of the ADEA and OWBPA. Accordingly, CEO has been given a period of at least twenty-one (21) days, within which to consider and execute the Release (“Review Period), and instructed to consult with an attorney before signing. CEO may use as much or as little of the Review Period as CEO desires. CEO’s signature on the Release constitutes a waiver of any days remaining in the Review Period. Furthermore, CEO has been advised that after CEO signs this Release, CEO has an additional seven (7) days within which to revoke the Release. The Release shall become final and binding on the eighth day after CEO signs the Release, provided that CEO does not timely revoke the Release (“Effective Date”). CEO may timely revoke CEO signature of the Release if CEO provides written notice by 5:00 PM on or before the seventh day after signing the Release, provided that CEO’s written notice is either: (1) hand-delivered to and receipted by Kelly M. Dvorak, General Counsel and Corporate Secretary, Bank First Corporation, 402 N. 8th St., Manitowoc, WI 54221; or (2) delivered by receipted overnight delivery service to Kelly M. Dvorak, General Counsel and Corporate Secretary, Bank First Corporation, 402 N. 8th St., Manitowoc, WI 54221.

3.This Release cannot be modified, amended or changed, without the written consent of the Company.

4.The invalidity or unenforceability of any provision or provisions in the Release shall not affect the validity or enforceability of any other provision of the Release, which shall remain in full force and effect.

5.The laws of the State of Wisconsin shall govern the validity, interpretation, construction, performance and enforcement of the Release regardless of where CEO resides. CEO agrees that any action related to the Release shall be brought and tried in either state court for the State of Wisconsin located in Manitowoc County, Wisconsin, or the Federal District Court for the Eastern District of Wisconsin, as appropriate. CEO hereby: (a) agrees that venue shall be in such courts; (b) irrevocably consents to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waives any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been brought, filed, or made in any such court.

6.In the event any of the Released Parties assert the Release as a defense to an action brought by or on behalf of CEO, and the Released Parties prevail, the Released Parties shall be entitled to recover its or their reasonable attorneys’ and paralegal fees, costs and expenses, unless otherwise prohibited under federal or state law. This provision does not apply to any action or claim CEO may assert under the ADEA, or any other federal or state statute or law that prohibits the recovery of such fees, costs and expenses by the Released Parties.

7.CEO represents that CEO has read this Release, fully understands each and every provision of this Release; and has voluntarily, of CEO’s own accord, executed this Release. CEO acknowledges that in consideration of accepting the termination or severance payments, CEO is releasing certain legal claims. CEO has been affirmatively advised to seek legal counsel of CEO’s own choosing before signing the Release. CEO acknowledges that CEO has carefully read and fully understands the provisions of the Release and that CEO has executed this Release based upon advice of CEO’s attorney. CEO further acknowledges that the Release has been executed solely in reliance upon CEO’s own knowledge, belief and judgment, and not upon any representations by the Company, or any individual or party associated with the Company. CEO further declares and represents that no promise, inducement or agreement, not herein expressed, has been made to CEO, and that the terms of the Release are contractual and not mere recitals.

CEO ACKNOWLEDGES AND AGREES THAT CEO HAS CAREFULLY READ THE ENTIRE RELEASE BEFORE SIGNING BELOW.

IN WITNESS WHEREOF, CEO has executed this Release on the date stated below.

Chief Executive Officer (“CEO”)

Michael B. Molepske	Date